Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in Amendment No. 1 to this Registration Statement (Form S-4 333-184041) and related prospectus of Aetna Inc. for the registration of common shares and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Coventry Health Care, Inc. and the effectiveness of internal control over financial reporting of Coventry Health Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

October 17, 2012